EXHIBIT 99.1

Company Contact:
Matthew Broder
VP, External Communications
203 351 6347
matthew.broder@pb.com
S. Douglas Hutcheson Elected a Director of Pitney Bowes

STAMFORD, Conn., July 9, 2012 – Pitney Bowes Inc. (NYSE: PBI) announced today that S. Douglas Hutcheson has been elected a director of the corporation, effective July 9, 2012.
Hutcheson is President, CEO, and a member of the board of directors of Leap Wireless International, Inc. (Nasdaq: LEAP), a San Diego-based company that provides wireless services and devices to approximately six million customers in the United States through its Cricket brand. Hutcheson joined Leap Wireless as a founding member of its management team in 1998. Prior to assuming his current position, he served as chief financial officer from 2002-05.
“We are pleased to have Doug Hutcheson join our Board of Directors,” said Chairman, President and CEO Murray Martin. “As we transition more of our products and services to the cloud, we look forward to benefiting from his insights and expertise in developing and executing successful wireless strategies.”
Hutcheson’s term expires at the 2013 annual meeting, when he will stand for re-election.

About Pitney Bowes:
Delivering more than 90 years of innovation, Pitney Bowes provides software, hardware and services that integrate physical and digital communications channels. Long known for making its customers more productive, Pitney Bowes is increasingly helping other companies grow their business through advanced customer communications management. Pitney Bowes is a $5.3 billion company and employs 29,000 worldwide. Pitney Bowes: Every connection is a new opportunity™. www.pb.com.
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